Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Newbury Street Acquisition Corporation (the “Company”) on Amendment No. 1 to Form S-1 [File No. 333-252602] of our report, which includes an explanatory paragraph as to the Company’s ability to continue as going concern, dated January 29, 2021, with respect to our audit of the financial statements of Newbury Street Acquisition Corporation as of January 20, 2021 and for the period from January 15, 2021 (commencement of operations) through January 20, 2021 appearing in the Registration Statement of Newbury Street Acquisition Corporation [File No. 333-252602].

/s/ Marcum LLP

Marcum LLP

New York, NY

March 15, 2021